Exhibit 10.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of September 19, 2005 by and between Neurobiological Technologies, Inc., a Delaware corporation (“Seller”), Neutron ROW Ltd., a Bermuda limited company (“Neutron ROW”) and Neutron Ltd., a Bermuda limited company (“Neutron” and, together with Neutron ROW, the “Buyers”). Buyers and Seller are referred to collectively herein as the “Parties.”

WHEREAS, Buyers desire to acquire the Acquired Assets (as defined herein) from Seller; and

WHEREAS, Seller desires to sell to Buyers such Acquired Assets, all as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. Capitalized terms used in this Agreement, unless otherwise defined, shall have the meanings set forth below:

“Acquired Assets” shall mean all of Seller’s or any of its Subsidiaries’ right, title, and interest in and to the following (i) the Product, (ii) the Development Tools, (iii) the Acquired Intellectual Property, (iv) Seller’s rights under the Assigned Contracts, (v) all Permits held by Seller or any of its Subsidiaries that relate to the Acquired Intellectual Property or the Product, (vi) all Books and Records, and (vii) all causes of action, judgments, and claims or demands of whatever kind or description arising out of or relating solely to the foregoing. Notwithstanding any of the foregoing, the Acquired Assets shall not include the Excluded Assets.

“Acquired Intellectual Property” shall mean all Intellectual Property Rights necessary in the development, manufacture, importation, sale, marketing, distribution or use of, or otherwise relating or pertaining to the Product that is owned by Seller or any of its Subsidiaries, solely or jointly with any other Person, is licensed to Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries otherwise has rights, including the Intellectual Property Rights set forth on Schedule 4.9(a).

“Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Applicable Laws” shall mean all laws, statutes, regulations and ordinances of any Governmental Entity having jurisdiction over the Acquired Assets as may be in effect from time to time.

“Assigned Contracts” shall mean the Contracts set forth on Schedule B hereto.

“Assumed Liabilities” shall mean, subject to the terms and conditions of this Agreement, solely the following liabilities and obligations of Seller: (i) all liabilities and obligations of Seller under the Assigned Contracts to the extent related solely to the period following the close of business on the Closing Date and which do not constitute a liability or obligation relating to a breach under the Assigned Contracts on or prior to the Closing Date; (ii) all liabilities and obligations of Seller under or in respect of the Permits included among the Acquired Assets, to the extent related solely to the period following the close of business on the Closing Date and which do not constitute a liability or obligation relating to a breach or violation under or in respect of such Permits on or prior to the Closing Date; (iii) any liability or obligation in respect of clinical trials involving the Product or prototypes of the Product, to the extent such liability arises in connection with the conduct of any clinical trial after the Closing Date; and (iv) personal injury, death or property damages that result at any time after the Closing Date from any attribute of the Product or from its use, handling, storage or disposal.

“Books and Records” shall mean (i) any and all books, records, documentation (or, in each case, portion thereof), data, or other information in the possession of Seller or its Affiliates relating solely to the Acquired Assets or the Product and (ii) pleadings and other documentation relating to lawsuits filed in the ten years preceding the Closing Date directly relating to the Acquired Assets or the Product.

“Business Day” shall mean any day on which banking institutions are not required or authorized to close in New York, New York or Hamilton, Bermuda.

“Change of Control” with respect to any Person, shall mean an event in which:

(i) any other Person or group of Persons not then beneficially owning more than fifty percent (50%) of the voting power of the outstanding securities of such Person acquires beneficial ownership of securities of such first Person representing more than fifty percent (50%) of the voting power of the then outstanding securities of such first Person with respect to the election of directors of such first Person; or

(ii) such Person enters into a merger, consolidation or similar transaction with another Person and the holders of such first Person do not hold a majority in interest of the voting securities of such surviving entity immediately following such transaction.

“C.F.R.” shall mean the United States Code of Federal Regulation.

“cGMP” shall mean current Good Manufacturing Practices, as promulgated by the FDA under the United States Federal Food, Drug and Cosmetic Act, as amended, 21 C.F.R. § 210 et seq. 21 C.F.R. § 600-610, and any successor legislation and/or regulations, as applicable.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“COGS” shall mean cost of goods sold and shall be calculated based on the Product’s fully absorbed standard cost, as determined in accordance with GAAP, consistently applied; provided, that COGS shall also include, without duplication, any and all Third Party Technology Payments.

“Commercially Launch” shall mean the first sale of the Product for the First Indication in commercial quantities in a given jurisdiction.

“Commercially Reasonable Efforts” shall mean, as to a Party’s obligation to expend efforts to accomplish a particular objective pursuant to any provision hereunder, that such Party is required to expend commercially reasonable, good faith efforts to accomplish the particular objective. Such obligation does not require a Party to act in any manner that would be contrary to Applicable Law or prudent commercial practices in the pharmaceutical industry. That a particular objective is not actually accomplished is no indication that a Party did not in fact expend Commercially Reasonable Efforts in attempting to accomplish the objective.

“Contracts” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Development Tools” shall mean any drug substance, drug product or other materials used by Seller or its Affiliates as of the Closing Date for the production of XERECEPT® or for quality control or other analytical purpose related to production or use of XERECEPT®.

“EMEA” shall mean the European Medicines Agency, or any successor entity thereto.

“Encumbrances” shall mean any claim, lien, pledge, option, charge, deed of trust, security interest, mortgage, encumbrance, restriction on transfer (such as a right of first refusal or other similar rights but not including any restrictions on transfer arising under federal or state securities laws), defect of title or other similar right of any Third Party whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Excluded Assets” shall mean all assets of Seller other than the Acquired Assets.

“Excluded Liabilities” shall mean all debts, obligations, and other liabilities of Seller and its Affiliates (all of which are expressly excluded from the purchase and sale of the Assets contemplated hereby), other than the Assumed Liabilities. For the sake of clarity, Excluded Liabilities shall include (i) any liability or obligation of Seller under this Agreement or the other Transaction Documents, (ii) any liability or obligation of Seller, including all product liability claims, in respect of Product tested, manufactured, distributed, or sold prior to the Closing Date, (iii) any liability or obligation of Seller in respect of clinical trials involving the Product or prototypes of the Product to the extent such liability arises in connection with the conduct of any clinical trial before or on the Closing Date and (iv) all other liabilities of Seller other than as expressly contemplated by the definition of “Assumed Liabilities.”

“FDA” shall mean the U.S. Food and Drug Administration, or any successor entity thereto.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” shall mean any federal, state, local or foreign governmental, regulatory or administrative body, agency, department, board, commission or governmental entity, any court or judicial governmental entity, any public, private or industry regulatory governmental entity, whether federal, state, local, foreign or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Applicable Law.

“Gross Margin” shall mean Net Sales less the following: (a) COGS; (b) sales and marketing expenses (to the extent not included in COGS); and (c) continued clinical development costs specifically related to the Product. Each calculation of Gross Margin under Article 7 shall be made in accordance with GAAP, consistently applied.

“Hurdle Amount” means Seven Million Five Hundred Thousand Dollars ($7,500,000); provided that the Hurdle Amount shall be reduced to Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) in the event that (i) a Sale Transaction is consummated on or prior to the first anniversary of the Closing Date and (ii) the aggregate Net Proceeds received by Buyers in such Sale Transaction exceed 150% of the aggregate amount invested or otherwise paid by Buyers in respect of the Acquired Assets or the Product, including the Purchase Price, any Milestone Payments, any U.S. Profit Sharing Payments, any ROW Royalty Payments, any fees and expenses relating to the negotiation, consummation or enforcement of the Transaction Documents, any litigation or dispute resolution awards or settlements, and any fees, charges and expenses relating to the development, testing, manufacture, registration or otherwise in connection with the Acquired Assets or the Product.

“IND” means an investigational new drug application with the FDA.

“Intellectual Property Rights” means the rights associated with or arising out of any of the following: (a) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof; (b) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (c) copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship; (d) all trademarks, service marks, logos, trade dress and trade names, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith; and (e) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Japanese NDA” means a New Drug Application to the MHLW for approval to market the Product in Japan.

“Law” shall mean any federal, state, local or foreign law, statute, constitution, ordinance, decree, requirement, code, order, judgment, settlement agreement, injunction, restriction, rule or regulation, including the terms of any license or Permit issued by any Governmental Entity.

“Licensed IP” shall mean all Intellectual Property Rights, other than Acquired Intellectual Property, owned or licensed by Seller or any of its Subsidiaries (to the extent that Seller or one of its Subsidiaries has the right to grant sublicenses thereunder) as of the Closing Date, which are useful for the development, manufacture, importation, sale, marketing, distribution or use of the Product.

“Loss” or “Losses” shall mean any and all losses (including losses in value), liabilities, costs, deficiencies, fines, damages, penalties and expenses (including reasonable professionals’ fees and expenses and litigation, settlement, judgment and enforcement costs), and any legal or other reasonable expenses incurred in connection with investigating or defending any Proceeding, whether or not resulting in damages; provided, however, that indirect, incidental, consequential and punitive damages shall not be included in any calculation of “Losses” except to the extent awarded in a Third Party claim.

“Marketing Approval” shall mean, in respect of any jurisdiction, the receipt by either of Buyers of all authorizations by the appropriate Governmental Entities necessary for the commercial sale of the Product (including exports) in such jurisdiction, including approval of labeling, price, reimbursement and manufacturing, where required as a legal prerequisite to commercial sale of the Product.

“Material Adverse Effect” shall mean any change, circumstance or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect on the Acquired Assets or the Assumed Liabilities or which would reasonably be expected to materially impair or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

“MHLW” shall mean the Japanese Ministry of Health, Labor and Welfare, or any successor entity thereto.

“NDA” means a New Drug Application submitted to the FDA for approval to market the Product in the United States of America.

“Net Proceeds” shall mean with respect to any Sale Transaction, the cash or non-cash proceeds received by the holders of Buyers’ common equity (including cash or non-cash proceeds subsequently received, as and when received), net of (i) reasonable expenses (including reasonable legal fees, investment banker’s fees, broker’s fees or costs and other out of pocket expenses incurred in connection therewith), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Sale Transaction (provided that, to the extent and at the time any such amounts are released from such reserve, such released amounts shall (net of reasonable expenses) constitute Net Proceeds).

“Net Sales” shall mean the annual gross amount invoiced by Buyers to Third Parties for sales of the Product, less provisions for the following:

(i)	trade and reasonable and customary cash discounts allowed and actually taken;

(ii)	returns, credits, refunds, rebates, chargebacks, retroactive price adjustments, and any other substantially similar allowances which effectively reduce the net selling price;

(iii)	transportation and distribution charges or allowances actually invoiced by an unrelated Third Party, including freight pickup allowances; and

(iv)	any tax (excluding income tax), excise, or other governmental charges upon or measured by the production, sale, transportation, delivery or use of the Product.

If Buyers or any of their respective Affiliates sells the Product in combination with any other product at a single price or rate or at a discount for collectively buying such products, to the extent permitted by Applicable Law, then Net Sales with respect to the Product shall equal the number of units of the Product sold together with other products multiplied by the lowest net selling price at which Buyers sold the Product individually to similar customers for similarly sized orders, less any applicable provisions above described. Each calculation of Net Sales under Article 7 shall be made in accordance with GAAP.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Entity, including all authorizations under the FDCA, and the regulations of the FDA promulgated thereunder and all applications for any of the foregoing.

“Permitted Encumbrances” shall mean (a) Encumbrances for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith and (b) purchase money security interests, mechanic’s, materialmen’s and similar Encumbrances for amounts not yet due which have arisen in the ordinary course of business.

“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or any Governmental Entity.

“Product” shall mean the pharmaceutical product XERECEPT® for all therapeutic indications, as described on Schedule A hereto, and any other pharmaceutical or therapeutic product the making, distributing, using, offering to sell, or sale of which would infringe the

Acquired Intellectual Property but for the transfer of such Acquired Intellectual Property from Seller to Buyer hereunder.

“Profit Discount” shall mean the aggregate reduction in payments made to Seller by Buyers, if any, pursuant to the provisos in Sections 7.2(a)(i) and 7.3(a) of this Agreement, up to and including the Hurdle Amount.

“Promissory Note” shall mean the promissory note substantially in the form attached hereto as Exhibit D.

“Registered IP” means any Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, including any of the following: (a) issued patents and patent applications; (b) trademark registrations and applications; and (c) copyright registrations and applications.

“Sale Transaction” shall mean (a) the bona fide merger of either Buyer or both Buyers with and into a Third Party or the bona fide sale to, or other acquisition by, a Third Party of all or substantially all of the Acquired Assets or all or substantially all of the equity interests in either Buyer or both Buyers or (b) the bona fide license to a Third Party of all or substantially all of the Acquired Assets, provided that, no such license shall be considered a Sale Transaction without the prior consent of Seller, such consent not to be unreasonably withheld.

“Seller’s Knowledge” means the actual knowledge of any of Seller’s officers or senior managers.

“Subsidiary” shall mean with respect to any party, any Person of which (or a Subsidiary thereof) such party owns a majority of the capital stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or similar governing body of such Person.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxes” shall mean all taxes, charges, fees, duties, levies, or other assessments of any kind whatsoever, including (without limitation) income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, and employees’ income withholding, unemployment and Social Security taxes, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax related thereto.

“Third Party” shall mean any Person other than Buyers, Seller and their respective Affiliates.

“Third Party Technology Payments” means license fees, development or other milestone payments, royalties or any other payments, required to be paid to any Third Party in respect of

Intellectual Property Rights pursuant to any Contract to which Seller is a party and in existence as of the Closing Date, including under any Assigned Contract.

“Treas. Reg.” shall mean United States Treasury Regulations.

“ROW Territory” shall mean all nations, states, possessions and territories that are not a part of the U.S. Territory.

“Transaction Documents” shall mean this Agreement, the Collaboration and Services Agreement, the Bill of Sale, the IP Assignments, and the other documents, instruments, exhibits, annexes, schedules, or certificates contemplated hereby and thereby.

“U.S.C.” shall mean the United States Code.

“U.S. Territory” shall mean the United States, its territories and possessions, including the Commonwealth of Puerto Rico.

1.2 Other Defined Terms. The following terms are defined in the sections indicated.

Agreement	preamble
Allocation Schedule	2.5
Buyers	preamble
Closing Date	3.1
Collaboration and Services Agreement	3.2(ii)
Confidential Information	6.4
Disputes	4.9(b)
Indemnified Party	10.2
IP Assignments	3.3(iii)
Material Contracts	4.5(a)
Milestone Payments	7.1
Neutron	preamble
Neutron ROW	preamble
Parties	preamble
Purchase Price	2.4(a)
Regents	3.3(f)
Regents License	3.2(f)
ROW Royalty Payments	7.2(a)(ii)
Required Consents	6.1
Salk	3.3(g)
Salk License	3.3(g)
Seller	preamble
Transfer Taxes	6.7
U.S. Profit Sharing Payments	7.2(a)(i)

1.3 Accounting Conventions. Each accounting term used herein, including within the defined terms herein, shall have the meaning that is applied thereto in accordance with GAAP,

consistently applied, and shall be consistent in all material respects with the books and records of Seller.

1.4 Business Days. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

1.5 Terminology. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” shall mean “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; and (v) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including any and all further statutory and regulatory provisions consolidating, amending, expanding, implementing, or replacing the statute or regulation.

ARTICLE 2

PURCHASE AND SALE OF ASSETS;

ASSIGNMENT AND ASSUMPTION

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyers agree to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyers, all of the Acquired Assets on the Closing Date for the consideration specified below in Section 2.4.

2.2 Assignment of Contracts and Permits.

(a) Subject to the terms and conditions of this Agreement, Seller will assign and transfer to Buyers, and Buyers will jointly accept and assume from Seller, effective as of the Closing Date, Seller’s right, title and interest in and to, the Assigned Contracts and all of the Permits included among the Acquired Assets, in each case to the extent (and only to the extent) such rights and obligations comprise Assumed Liabilities or Acquired Assets, provided that, in the event that any Required Consent has not been obtained as of the Closing Date, Seller will, in accordance with Section 6.1 of the Agreement, use its Commercially Reasonable Efforts to obtain such Required Consents as soon as possible after the Closing Date.

(b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or Permit or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without the consent of a Third Party thereto, would constitute a breach or violation thereof or is otherwise prohibited. If such consent is required or if an attempted assignment or transfer is ineffective, Seller shall use its Commercially Reasonable Efforts to cooperate with Buyers to provide for Buyer the benefits under any such Assigned Contract or Permit, with the expense of any such cooperation to be borne by Buyers.

2.3 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement (including Section 7.2(c)), Buyers agree to jointly and severally assume and become responsible for all of the Assumed Liabilities from and after the Closing Date. Buyers will not assume or have any responsibility, however, with respect to any Excluded Liabilities.

2.4 Purchase Price; Contingent Payments.

(a) On the Closing Date, Buyers shall pay to Seller, as consideration for the Acquired Assets, an amount (the “Purchase Price”) equal to Thirty-Three Million Dollars ($33,000,000.00). Of said Purchase Price, Twenty Million Dollars ($20,000,000.00) shall be paid on the Closing Date by wire transfer of immediately available funds to an account designated by Seller in writing at least two (2) Business Days prior to the Closing Date. The remaining Thirteen Million Dollars ($13,000,000.00) of such Purchase Price shall be paid in accordance with the terms of the Promissory Note.

(b) Following the Closing Date, Buyers shall make Milestone Payments, U.S. Profit Sharing Payments, and ROW Royalty Payments to Seller in accordance with Article 7 hereto.

2.5 Allocation of Consideration. The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) shall be allocated among the Acquired Assets, in accordance with Section 1060 of the Code and any applicable provision of non-U.S. Law, as set forth on an asset allocation statement (the “Asset Allocation Statement”), which Asset Allocation Statement shall be mutually agreed upon by Seller and the Buyers within 120 days after the Closing Date to the extent reasonably possible. Within thirty (30) days following a Milestone Payment, U.S. Profit Sharing Payment or ROW Royalty Payment, or an indemnification payment made pursuant to Article 10, the Parties shall amend the Asset Allocation Statement to the extent necessary to reflect such payment in accordance with the nature thereof. Each of the Parties agrees to (a) prepare and timely file all Tax Returns, in respect of all affected taxable periods (or portions thereof), in a manner consistent with the Asset Allocation Statement, and (b) act in accordance with the Asset Allocation Statement for all Tax purposes, unless otherwise required by Law. Any unresolved disputes regarding the Asset Allocation Statement, including any amendments thereto, shall be promptly submitted to a jointly-retained third-party independent accounting firm for determination, which shall be final and binding on the Parties. The cost and expenses of such third-party independent accounting firm shall be borne equally by Buyers and Seller.

ARTICLE 3

CLOSING; DELIVERIES

3.1 The Closing. The closing of the sale and purchase of the Acquired Assets (the “Closing”) shall take place at the offices of Celtic Pharma Management L.P., Wessex House, 45 Reid Street, 4th Floor, Hamilton HM 12, Bermuda, at 10:00 a.m., local time, on such date that the Parties mutually agree upon (the “Closing Date”). At the Closing, the Parties to this Agreement will exchange funds, certificates and other documents specified in this Agreement.

3.2 Deliveries by Buyers. At the Closing, Buyers shall deliver to Seller the following:

(a) cash in the amount of Twenty Million Dollars ($20,000,000), to be paid in accordance with Section 2.4;

(b) the Promissory Note, duly executed on behalf of Buyers and Celtic Pharmaceutical Holdings, L.P.;

(c) a counterpart to a Collaboration and Services Agreement substantially in the form of Exhibit A hereto (the “Collaboration and Services Agreement”), duly executed on behalf of Buyers;

(d) a counterpart to a Bill of Sale and Assignment and Assumption Agreement in substance consistent with this Agreement and in customary form (the “Bill of Sale”), duly executed on behalf of Buyers;

(e) certificates from the Bermuda Registrar of Companies, dated a recent date prior to the Closing Date, certifying as to Buyers’ good standing; and

(f) certificates from the Secretaries of Buyers certifying as to Buyers’ charter documents and actions taken by Buyers’ Board of Directors approving the transactions contemplated by this Agreement.

3.3 Deliveries by Seller. At the Closing, Seller shall deliver to Buyers the following:

(a) a counterpart to the Collaboration and Services Agreement, duly executed on behalf of Seller;

(b) a counterpart to the Bill of Sale, duly executed on behalf of Seller;

(c) assignments (the “IP Assignments”) of all Registered IP, in customary form and suitable for recording in the United States Patent and Trademark Office or United States Copyright Office, or any equivalent non-United States Governmental Entity, as applicable;

(d) a certificate from the Secretary of State of the State of Delaware, dated a recent date prior to the Closing Date, certifying as to Seller’s good standing;

(e) a certificate from the Secretary of Seller, certifying as to Seller’s Certificate of Incorporation and Bylaws, and actions taken by the Board of Directors of Seller approving the transactions contemplated by this Agreement;

(f) the written consent of the Regents of the University of California (“Regents”) to the assignment of the license agreement between Seller and the Regents relating to certain Intellectual Property Rights (the “Regents License”), in form and substance reasonably satisfactory to Buyers;

(g) the written consent of The Salk Institute for Biological Studies (“Salk”) to the assignment of the license agreement between Seller and Salk relating to certain Intellectual Property Rights (the “Salk License”), in form and substance reasonably satisfactory to Buyers; and

(h) a certificate pursuant to Treas. Reg. §§1.897-2(h) and 1.1445-2(c)(3) (in the form satisfactory to the Sellers) to the effect that Seller is not, and has not been at any time during the previous five years, a United States real property holding corporation within the meaning of Section 897 of the Code. Such certificate shall be signed by a duly authorized officer of Seller under penalties of perjury and dated as of the Closing Date. In connection with such certification, Seller shall comply with the notification requirements of Treas. Reg. §1.897-2 (h)(2).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyers as of the date hereof and as of the Closing Date:

4.1 Corporate Organization; Authority. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Seller is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material and adverse effect on Seller. True and complete copies of the Certificate of Incorporation and Bylaws of Seller, in each case as presently in effect, have previously been delivered to Buyers. Seller has complied with and is in compliance with its Certificate of Incorporation and Bylaws.

4.2 Authority Relative to this Agreement. Seller has all requisite power and authority (including corporate power or authority) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions provided for herein and therein. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and, assuming this Agreement has been duly authorized, executed and delivered by Buyers, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar Laws now or hereafter in effect relating to creditors’ rights generally.

4.3 No Violations; Consents and Approvals. Except as set forth in Schedule 4.3, neither the execution and delivery by Seller of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any Law, ruling or other restriction of any Governmental Entity to which Seller is subject, (b) breach or violate any provision of the Certificate of Incorporation or Bylaws of Seller or any of its Subsidiaries, (c) conflict with, result in a material breach of, constitute a material default or a “change of control” event under, result in the acceleration of, result in a notice obligation under, create in any party a right to accelerate, terminate or modify or cancel, any Contract to which Seller or any of its Subsidiaries is a party or by which Seller or any of its

Subsidiaries is bound, (d) result in the creation of any Encumbrance upon the Acquired Assets, or (e) except as contemplated by Section 6.1, require any consent, waiver, approval, authorization of, Permit from, filing with, or notification to any Governmental Entity or any other Person in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided, however, that this Section 4.3(e) shall not extend to any consent, waiver, approval, authorization, Permit, filing or notification that may be required due to each Buyer’s status as a foreign entity.

4.4 Compliance with Law. Seller and its Subsidiaries have complied with all Laws applicable to the Acquired Assets or the Assumed Liabilities or Seller’s or its Subsidiaries’ operations in connection therewith and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller of any of its Subsidiaries alleging any failure to so comply.

4.5 Material Contracts.

(a) Schedule 4.5(a) sets forth an accurate, correct and complete list of each Contract (collectively, the “Material Contracts”) in respect of or relating to the Acquired Assets or the Assumed Liabilities or Seller’s or its Subsidiaries’ operations in connection therewith which:

(i) relates to material rights, interests or obligations in connection with the research, development, clinical trial, supply, manufacture, marketing or co-promotion of, or collaboration with respect to the Product;

(ii) restricts or purports to restrict Seller or any of its Subsidiaries from competing in any manner, or soliciting employees or consultants;

(iii) is a joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(iv) is a license, royalty or other Contract relating to any continuing material obligations, rights or interests of Seller or any other party thereto;

(v) vests in any Third Party any rights in any of the Acquired Assets;

(vi) is with a Governmental Entity;

(vii) if breached, could reasonably be expected to have a Material Adverse Effect;

(viii) individually, or together with one or more related Contracts, involves revenues received or expenditures to be made related to the Product in excess of $20,000;

(ix) relates to the sale, lease, assignment or other disposition of any of the Acquired Assets or Assigned Contracts or creates or could give rise to any Encumbrance in any of the Acquired Assets;

(x) will or could give rise to any material liability or obligation of Buyers after the date hereof; or

(xi) includes a commitment to enter into any of the foregoing described in clauses (i) through (x).

(b) Except as set forth in Schedule 4.5(b), accurate, correct and complete copies of each written Material Contract or summaries of each oral Material Contract, together with any amendments thereto, have been delivered by Seller to Buyers.

(c) With respect to each Assigned Contract, except as set forth in Schedule 4.5(c): (i) such Contract is legal, valid, binding and enforceable against Seller and/or one or more of its Subsidiaries, as the case may be, and, to Seller’s Knowledge, the other parties thereto, and is in full force and effect; (ii) neither Seller nor any of its Subsidiaries is in material breach or default thereunder, and, to Seller’s Knowledge, no other party to any such Contract is in material breach or default thereunder and no event has occurred which with notice or lapse of time would reasonably be expected to constitute such a material breach or default, or permit termination, modification, or acceleration, under such Contract; (iii) neither Seller nor, to Seller’s Knowledge, any other party to such Contract has repudiated any material provision thereof; (iv) Seller and, if applicable, its Subsidiaries have performed, in all material respects, all requirements to be performed by it under each of such Contract; and (v) neither Seller nor any of its Subsidiaries has received any notice that it has violated, defaulted under or breached such Contract.

4.6 Litigation. There is no action, suit or proceeding pending or, to Seller’s Knowledge, threatened, against Seller or any of its Subsidiaries, relating in any way to the Acquired Assets or the Assumed Liabilities or Seller’s or its Subsidiaries’ operations in connection therewith, before any court or Governmental Entity or arbitral body and, to Seller’s Knowledge, there is no basis therefor. There is no investigation or inquiry being conducted or, to Seller’s Knowledge, threatened, by any Governmental Entity involving Seller or any of its Subsidiaries, or relating to Seller’s research, development or commercialization of the Product. Except as set forth in Schedule 4.6, neither Seller nor any of its Subsidiaries has received notice that it is subject to any outstanding judgment, order, injunction or decree of any Governmental Entity.

4.7 Taxes.

(a) Seller has timely paid all Taxes that shall have been required to be paid prior to or as of the Closing Date, the non-payment of which would result in an Encumbrance on any Acquired Asset. No deficiency or adjustment for any such Taxes has been threatened, proposed, asserted, or assessed against Seller.

(b) Seller has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all Tax Returns with respect to the Acquired Assets required by Law to be filed by Seller prior to or as of the Closing Date.

(c) Seller is not a foreign person within the meaning of section 1445(f)(3) of the Code.

(d) None of the Acquired Assets is subject to a lease, safe harbor lease, or other arrangement as a result of which the Seller is not treated as the owner for federal income tax purposes.

4.8 Rights in Acquired Assets; Sufficiency. Seller has good title to or a valid right to use all of the Acquired Assets. To the extent that the Acquired Assets are owned by and not licensed to Seller, the Acquired Assets are owned by Seller free and clear of all Encumbrances, other than Permitted Encumbrances. Following consummation of the transactions contemplated by this Agreement, Buyers will have the same rights, titles, and interests in and to the Acquired Assets from and after the Closing Date as Seller has on the date hereof, subject to any required Third Party consents. The Acquired Assets include all of Sellers’ rights and interests in and to the Product.

4.9 Intellectual Property.

(a) Schedule 4.9(a) sets forth, as of the date hereof, a complete and accurate list of all Registered IP included among the Acquired Intellectual Property. For each listed item, Schedule 4.9(a) shall indicate, as applicable, the owner of such Registered IP, the country(ies) in which such Registered IP is patented or registered or for which an application for patent or registration is pending, the application number, the registration or patent number, and the expiration date thereof.

(b) Except as expressly stated in Schedule 4.9(b), all of the Acquired Intellectual Property is either (i) wholly and exclusively owned by Seller free and clear of all options, rights, licenses, restrictions, interests of any kind, and Encumbrances or (ii) duly, validly, wholly, and exclusively licensed to Seller. With respect to any Acquired Intellectual Property which Seller is a joint owner or co-owner, there are no restrictions (by agreement with a Third Party joint owner or co-owner of the Acquired Intellectual Property or otherwise) on Seller’s exercise of the full scope of rights afforded a joint owner or co-owner of that type of Intellectual Property Right under the laws of the jurisdiction in which the Intellectual Property Right exists.

(c) There are no claims pending or, to Seller’s Knowledge, threatened, with regard to the ownership or licensing to or by Seller of any of the Acquired Intellectual Property. Subject to any required Third Party consents, Seller has the legal power to convey to Buyers all of its ownership and license interests in the Acquired Intellectual Property.

(d) To Seller’s Knowledge, no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of any of the Acquired Intellectual Property, or, in the case of any Acquired Intellectual Property owned or licensed on an exclusive basis by Seller or its Subsidiaries, Seller’s or its Subsidiaries’ entitlement to exclusively exploit such Acquired Intellectual Property.

(e) To Seller’s Knowledge, there is, and has been, no pending, decided or settled opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing investigation, complaint, arbitration, mediation, demand, ITC investigation, decree, or any other dispute, disagreement, or claim related to the Acquired Intellectual Property (collectively referred to hereinafter as “Disputes”), nor, to Seller’s Knowledge, has any such Dispute been threatened, challenging the legality, validity, enforceability or ownership of any Acquired Intellectual Property. To Seller’s Knowledge, no circumstances or grounds exist that would give rise to such a Dispute. Neither Seller nor any of its Subsidiaries has sent any notice of any such Dispute, and to Seller’s Knowledge, there exists no circumstances or grounds upon which Seller or its Subsidiaries could assert any such claim. To Seller’s Knowledge, no Acquired Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of any Dispute.

(f) To Seller’s Knowledge, none of the Acquired Intellectual Property has been infringed, is being infringed, has been misappropriated, or has been the subject of any unauthorized use or disclosure. To Seller’s Knowledge, there is no threatened or imminent infringement, misappropriation, or unauthorized use or disclosure of any of the Acquired Intellectual Property.

(g) There are no pending or, to Seller’s Knowledge, threatened, claims that the Acquired Intellectual Property or Seller, by virtue of its practice thereof, has infringed, is infringing, or will infringe any Intellectual Property Rights of any Third Party. To Seller’s Knowledge, there is no contractual, legal, or other restriction on the use of any of the Acquired Intellectual Property. Seller has used commercially reasonable efforts to avoid the infringement, misappropriation, or unauthorized use or disclosure by Seller of any Intellectual Property Rights of any Third Party. Other than the Acquired Intellectual Property, to Seller’s Knowledge, no Intellectual Property Right is necessary to develop, manufacture, import, sell, market, distribute or use the Product for the First Indication in the U.S. Territory. Notwithstanding the foregoing or anything to the contrary herein, Buyers acknowledge that Seller has not sought or procured a “freedom to operate” opinion from patent counsel with respect to the development, manufacture, importation, sale marketing, distribution or other use the Product, and no duty on the part of Seller to seek or procure such an opinion shall be implied from this Section 4.8(g) or any other provision hereof.

(h) The patent applications included among the Acquired Intellectual Property and that are owned (in whole or in part) by Seller or any of its Subsidiaries are (and applications that are licensed to Seller or any of its Subsidiaries are, to Seller’s Knowledge) pending and have not been abandoned, and have been and continue to be timely prosecuted. All Registered IP included among the Acquired Intellectual Property and all patents, registered trademarks and service marks, and applications for registration of trademarks and service marks owned (in whole or in part) by Seller or any of its Subsidiaries have been (and all of the foregoing that are licensed to Seller or any of its Subsidiaries have been, to Seller’s Knowledge) duly registered and/or filed with or issued by each appropriate Governmental Entity and all necessary affidavits of continuing use have been (and with respect to licensed rights, have been, to Seller’s Knowledge) timely filed, and all necessary maintenance fees have been (or, with respect to licensed rights have been, to Seller’s Knowledge) timely paid to continue all such rights in effect. None of the patents included among the Acquired Intellectual Property that are owned (in whole or in part) by Seller or any of its Subsidiaries has (and no such patents that are licensed to Seller or any of its Subsidiaries have, to Seller’s Knowledge) expired, lapsed or been declared invalid (in whole or in part) or unenforceable by any Governmental Entity.

(i) To Seller’s Knowledge, there are no patents, patent applications, patent publications, articles or other prior art references, public use or disclosure, sales or offers to sell, prior invention, other prior art, or any other material information, that could adversely affect the validity or enforceability of any patent or patent application included among the Acquired Intellectual Property. Seller and each of its Subsidiaries (to the extent Seller or such Subsidiary is or was an applicant in respect of any patent or patent application included within the Acquired Intellectual Property) and, to Seller’s Knowledge, each inventor of the inventions claimed in the patents and patent applications included in the Acquired Intellectual Property, has complied in all material respects with all applicable duties of candor and good faith in dealing with the U.S. Patent and Trademark Office and any foreign patent offices, including, without limitation, the duty to disclose to any such patent office all information known to be material to the patentability of each such invention.

(j) Each of the patents and patent applications included among the Acquired Intellectual Property that is owned (in whole or in part) by Seller or any of its Subsidiaries properly identifies each and every inventor of the inventions claimed therein and does not identify any person as an inventor who is not correctly identified as an inventor, as determined in accordance with the Laws of the United States. Each inventor named on the patents and patent applications included among the Acquired Intellectual Property that are owned (in whole or in part) by Seller or any of its Subsidiaries has executed an assignment of his or her entire right, title, and interest in and to such patent or patent application, and in and to each and every invention described, embodied, or claimed therein, to Seller or one of its Subsidiaries (exclusively or together with any joint owners, as appropriate), or in the case of licensed patents, to the appropriate owners from whom Seller’s license rights have been duly conveyed. To Seller’s Knowledge, no such inventor has any contractual or other obligation that would preclude or otherwise interfere with any such assignment or otherwise conflict with the obligations of such inventor to Seller or appropriate owners under such agreement with Seller or such appropriate owners, as the case may be.

(k) Neither the entering into of this Agreement nor the Closing will cause, as a result of any agreements or obligations of Seller or any of its Subsidiaries, (i) Seller, any Subsidiary of Seller, or Buyers or any Affiliate of Buyers to grant to any Third Party any right to or with respect to any Acquired Intellectual Property, (ii) Seller, any Subsidiary of Seller, or Buyers or any Affiliate of Buyers to be bound by, or subject to, any non-competition or other material restriction on the operation or scope of its business, (iii) Buyers or any Affiliate of Buyers to be obligated to pay any royalties or other material amounts to any Third Party in excess of those payable by Seller or its Affiliates prior to the Closing Date, except as set forth on Schedule 4.9(k), or (iv) the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Acquired Intellectual Property or any Material Contract related thereto.

(l) Except as set forth in Schedule 4.9(l), to the extent that any Acquired Intellectual Property owned by Seller or any of its Subsidiaries has been developed or created independently or jointly by any Person other than Seller or one of its Subsidiaries, Seller or one of its Subsidiaries has a written agreement with such Person with respect thereto, and Seller or such Subsidiaries has obtained ownership of, and is the exclusive owner of, all Intellectual Property Rights therein by operation of law or by valid assignment. Except as set forth in Schedule 4.9(l), Seller and each of its Subsidiaries has secured from all of its consultants and employees who contributed to the creation or development of any Registered IP owned by Seller and included among the Acquired Intellectual Property valid written assignments of such employees’ and consultants’ rights to their contributions and to the corresponding Acquired Intellectual Property to the extent that Seller does not own those rights by operation of Law. Except as set forth in Schedule 4.9(l), Seller has duly recorded all such assignments of Registered IP owned by Seller or any of its Subsidiaries to the fullest extent permitted by Law in each jurisdiction in which those rights exist.

(m) Except as set forth in Schedule 4.9(m), no Person who has licensed any Acquired Intellectual Property to Seller or any of its Subsidiaries has ownership or license rights to improvements thereto made by Seller or any of its Subsidiaries.

(n) Seller and each of its Subsidiaries have taken commercially reasonable measures and precautions to safeguard and maintain the confidentiality of all Acquired Intellectual Property (except such Acquired Intellectual Property whose value would be unimpaired by public disclosure). Seller and each of its Subsidiaries has and enforces a policy requiring each employee and consultant to execute proprietary information, confidentiality and assignment agreements substantially in Seller’s standard form, which form is attached as Schedule 4.9(n), and all current and former employees and consultants of Seller and each of its Subsidiaries have executed such an agreement.

(o) Except as expressly stated in Schedule 4.9(o), to Seller’s Knowledge, neither the Product nor any Acquired Intellectual Property owned by Seller or any of its Subsidiaries was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Entity or any university, and no government funding, facilities, then-faculty or then-students of a university, college, other educational institution or research center was used in the development of the Product or Acquired Intellectual Property owned by Seller or any of its Subsidiaries.

(p) All fees, annuities, royalties, honoraria and other payments that are or were due from Seller or any of its Subsidiaries on or before the Closing Date for any of the Acquired Intellectual Property or the Material Contracts related thereto have been paid. Except as set forth in Schedule 4.9(p), there are no actions that must be taken within sixty (60) days of the Closing Date, including the payment of any fees or royalties under any Material Contracts related to the Acquired Intellectual Property or the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Registered IP included among the Acquired Intellectual Property owned by Seller or any of its Subsidiaries.

(q) Except as set forth in Schedule 4.9(q), Seller or one of its Subsidiaries has the right to sublicense all of the Licensed IP to Buyers.

4.10 Permits. Schedule 4.10 sets forth a complete and accurate list of all material Permits pertaining to the Acquired Assets and the Product that Seller or any of its Subsidiaries have obtained. No violations are or have been recorded in respect of any such Permit by the entity that issued the Permit, and no proceeding is pending or threatened, to suspend, revoke or limit any such Permit. No consent of any Governmental Entity or other Person is required to transfer any of such Permits to Buyers.

4.11 Regulatory Compliance.

(a) The Product has been and is being developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the FDCA and all applicable similar state and foreign regulatory requirements of non-United States Governmental Entities, including those relating to investigational use.

(b) To Seller’s Knowledge, all preclinical trials conducted by or on behalf of Seller in connection with the Product have been, and are being, conducted in compliance with the requirements of Good Laboratory Practice as contained in 21 C.F.R. Part 58.

(c) To Seller’s Knowledge, all manufacturing operations conducted in respect of the production of clinical quantities of the Product have been and are being conducted in material compliance with cGMP.

(d) Seller has obtained an IND for the Product and has conducted its clinical trial activities in connection with the Product in accordance with such IND.

(e) Seller has not and will not use in any capacity the services of any person debarred under section 306 of the FDCA in connection with any work performed or to be performed on the Product.

4.12 Product Registration Files. The product registration files and dossiers of Seller in respect of the Product have been maintained in accordance with all Applicable Laws and guidance documents in all material respects. Seller has in its possession copies of any material documentation, if any, filed in connection with filings made by Seller for regulatory approval or registration of the Product. The filings made by Seller for regulatory approval or registration of the Product, if any, did not, at the time of filing, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

4.13 Transaction Related Obligations. Neither Seller nor any of its officers, directors or employees has entered into an agreement with any investment banker, broker, finder or other Third Party that would impose any liability on Buyers for any investment banking fees, brokerage fees, commissions or finders’ fees or other payments to Third Parties in connection with the transactions contemplated by this Agreement.

4.14 Full Disclosure. Seller has not withheld from Buyers any material facts of which Seller is aware relating to the Acquired Assets or Product.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyers each represent and warrant to Seller as of the date hereof and as of the Closing Date:

5.1 Corporate Organization; Authority. Each Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Each Buyer is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material and adverse effect on it. Each Buyer has complied with and is in compliance with its Certificate of Incorporation and Bylaws.

5.2 Authority Relative to this Agreement. Each Buyer has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by its Board of Directors, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Buyer and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes the valid and binding agreement of each Buyer, enforceable against each Buyer in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors’ rights generally.

5.3 No Violations; Consents and Approvals. Neither the execution and delivery by either Buyer of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any Law, ruling or other restriction of any Governmental Entity to which it is subject, (b) breach or violate any provision of its organizational documents, (c) conflict with, result in a material breach of, constitute a material default or a “change of control” event under, result in the acceleration of, create in any party a right to accelerate, terminate or modify or cancel, any Contract to which it is a party or by which it is bound, (d) result in the creation of any Encumbrance upon any of its assets, or (e) require any material consent, waiver, approval, authorization of, permit from, filing with, or notification to any Governmental Entity or any other Person in connection with its execution delivery and performance of this Agreement and or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as contemplated by Section 6.1.

5.4 Litigation. There is no action, suit or proceeding pending, or, to the knowledge of each Buyer, action, suit or proceeding threatened, against either Buyer before any Governmental Entity or arbitral body which is reasonably likely to materially impair or delay either Buyer’s ability to consummate the transactions contemplates by this Agreement, and to either Buyer’s knowledge, there is no basis therefor. Neither Buyer has received notice that it is subject to any outstanding judgment, order or decree of any Governmental Entity or arbitral body which is reasonably likely to materially impair or delay such Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.5 Brokers and Finders. Neither Buyer nor any of the officers, directors or employees of either Buyer has employed any investment banker, broker or finder that would impose any liability on Seller for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

5.6 Sufficient Funds. On the Closing Date and at all applicable times during the Term, Each Buyer will have sufficient funds on hand or available to it to make all payments contemplated hereunder.

ARTICLE 6

FURTHER ASSURANCES

6.1 Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use Commercially Reasonable Efforts and act in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the assignments contemplated by this Agreement and to cooperate in connection with the foregoing. Without limiting the generality of the foregoing, (i) Seller shall use its Commercially Reasonable Efforts to obtain all necessary waivers, consents and approvals from other parties to applicable Assigned Contracts (the “Required Consents”), (ii) each of Seller and Buyers shall use its respective Commercially Reasonable Efforts to obtain all consents, approvals and authorizations that are required to be obtained under any Law, (iii) each of Seller and Buyers shall use its respective Commercially Reasonable Efforts to lift or rescind any injunction or restraining order or other order adversely affecting its ability to consummate the assignments contemplated hereby, (iv) each of Seller and Buyers shall use its respective Commercially Reasonable Efforts to effect all necessary registrations and filings and submissions of information requested or required by Governmental Entities, (v) Seller shall use its Commercially Reasonable Efforts to fulfill all of the conditions to Buyers’ obligations to consummate the assignments contemplated hereby and (vi) each Buyer shall use its Commercially Reasonable Efforts to fulfill all of the conditions to Seller’s obligations to consummate the assignments contemplated hereby. Each of Seller and Buyers further covenants and agrees, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the assignments contemplated hereby, to use their respective Commercially Reasonable Efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

6.2 Public Announcements. Buyers and Seller shall issue the joint press releases attached hereto as Exhibit B at a time on or after the date hereof that is mutually agreed upon by Buyers and Seller, recognizing the status of Seller as a public company. Neither Party shall, and they shall ensure that their respective Affiliates do not, otherwise make any public statements with respect to this Agreement and the assignments contemplated hereby or issue any press release or make any such public statement without the consent of the other Party, except that such approval shall not be required for a public statement to the extent either Party is advised by its legal counsel that such disclosure is required by Applicable Law.

6.3 Fees and Expenses. Except as expressly contemplated hereby, each Party agrees to bear its own expenses in connection with the assignments contemplated hereby, including fees and expenses of accountants, attorneys, investment advisors, and other professionals.

6.4 Confidentiality.

(a) Following the Closing, Seller shall not, directly or indirectly, disclose, divulge or make any unauthorized use of any Buyer Confidential Information. As used herein, the term “Buyer Confidential Information” shall include any and all non-public information relating to the Acquired Assets, the Assumed Liabilities, the Product, Buyers’ business or the transactions contemplated by this Agreement or the other Transaction Documents, whether or not in written form and whether or not expressly designated as confidential, including any such information relating to or comprising the Acquired Intellectual Property.

(b) Following the Closing, Buyers shall not, directly or indirectly, disclose, divulge or make any unauthorized use of any Seller Confidential Information. As used herein, the term “Seller Confidential Information” shall include any and all non-public information relating to the Seller’s business, products (other than the Product) or the transactions contemplated by this Agreement or the other Transaction Documents, whether or not in written form and whether or not expressly designated as confidential, excluding however any such information relating to or comprising the Acquired Intellectual Property, the Acquired Assets, the Assumed Liabilities or the Product.

(c) Notwithstanding the foregoing, nothing herein shall restrict Seller, Buyers or any of their respective Affiliates (as applicable, the “Using Party”) from using or disclosing any Buyer Confidential Information or Seller Confidential Information (as applicable, the “Confidential Information”) to the extent (i) such Confidential Information is or becomes (through no improper action or inaction by the Using Party or any of its Affiliates) generally available to the public, (ii) such Confidential Information was rightfully disclosed to the Using Party or any of its Affiliates by a Third Party not under an obligation of confidentiality with respect to such information, or (iii) disclosure of such Confidential Information is required by law, provided that the disclosing Party informs the other Party without delay of any such requirement, in order to allow such other Party to object to such disclosure and to seek an appropriate protective order or similar protection prior to disclosure.

(d) Each of Seller and Buyers, on behalf of itself and its respective Affiliates, acknowledges that in view of the nature of the Confidential Information and the objectives of the Parties in entering into this Agreement, the restrictions contained in this Section 6.4 are reasonable and necessary to protect the legitimate business interests of Buyers or Seller, as applicable, after the Closing, and that any breach or threatened breach of the provisions of this Section 6.4 will cause irreparable injury to Buyers or Seller, as applicable, for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach of this Section 6.4, Buyers or Seller, as applicable, shall be entitled, in addition to the exercise of other remedies, to seek and obtain injunctive relief, without necessity of posting a bond, restraining the Using Party from committing such breach or threatened breach.

(e) Except as required by law, neither Seller nor Buyers shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement or concerning their cooperation without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, provided, however, that either Party may disclose the terms of this Agreement to the extent required to comply with Applicable Laws, including the rules and regulations promulgated by the U.S. Securities and Exchange Commission. If such a public disclosure is required by law, the Party being required to make disclosure shall inform the other Party of the nature and content of such disclosure and shall afford the other Party the right to have reasonable input into such disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to lenders, investment bankers, financial advisors, and other financial institutions of its choice solely for purposes of financing the business operations of such Party, or to potential investors in or acquirers of such Party (a) upon the written consent of the other Party; and (b) if the disclosing Party obtains a signed confidentiality agreement with such intended recipient with respect to such Confidential Information, upon terms substantially similar to those contained in this Section 6.4.

(f) The obligations of confidentiality and non-use under this Section 6.4 shall survive expiration or termination of this Agreement for a period of ten (10) years, provided, however, that such obligations shall continue in full force and effect with respect to each item of Confidential Information that constitutes a trade secret under Applicable Law until such time as such item of Confidential Information is no longer susceptible to being kept a trade secret other than as a result of any breach of this Section 6.4.

6.5 Noncompetition.

(a) For a period of eight (8) years after the Closing Date, Seller shall not and shall cause its Affiliates not to, directly or indirectly, enter into or engage in the development, manufacture, sale, or marketing of any treatment of inflammation or edema of the brain utilizing a synthetic preparation of the natural human peptide hormone corticorelin acetate or human Corticotropin-Releasing Factor (“hCRF”) (the “Competing Activity”) or assist, provide services, or consultation to, or acquire any ownership interest in or assets of any entity engaged in any Competing Activity without the written consent of Buyers; provided that upon any Change of Control of Seller, the definition of Competing Activity set forth in this Section 6.5(a) shall be deemed to be amended to apply only to the molecule identified in Exhibit C hereto, without altering or affecting the enforceability of any other provision hereof.

(b) Until the earlier of: (i) FDA approval of the First Indication, or (ii) three (3) years after the Closing Date, each Buyer shall not and shall cause its Affiliates not to, directly or indirectly, enter into or engage in the development, manufacture, sale, or marketing of any treatment for of inflammation or edema of the brain other than XERECEPT®, or provide services, or consultation to, or acquire any ownership interest in or assets of any entity engaged in such activity without the written consent of Seller; provided that these provisions shall terminate with respect to the U.S. Territory upon any Change of Control of Neutron and with respect to the ROW Territory upon any Change of Control of Neutron ROW.

(c) Each of Seller and Buyers, on behalf of itself and its respective Affiliates, acknowledges that in view of the nature of the transactions contemplated hereby and the objectives of the Parties in entering into this Agreement, the restrictions contained in this Section 6.5 are reasonable and necessary to protect the legitimate business interests of the Parties and their respective successors after the Closing, and that any breach or threatened breach of the provisions of this Section 6.5 will cause irreparable injury to the other Party and its successors for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach of this Section 6.5, each Party shall be entitled, in addition to the exercise of other remedies, to seek and obtain injunctive relief, without necessity of posting a bond, restraining the other Party or its Affiliates or successors from committing such breach or threatened breach.

6.6 Exclusive License. Seller hereby grants to Buyers, effective as of the Closing Date, an exclusive, perpetual, fully-paid, royalty-free license, with the right to sublicense, to use the Licensed IP solely for the purposes of developing, making, offering for sale, selling, importing, distributing, and otherwise exploiting the Products.

6.7 Transfer Taxes. All sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal, or intangible property transfer taxes, due by reason of the transfer of the Acquired Assets, including any interest or penalties in respect thereof (the “Transfer Taxes”) shall be paid by Buyers. Seller and Buyers shall cooperate with each other and use their Commercially Reasonable Efforts to minimize the Transfer Taxes attributable to the transfer of the Acquired Assets.

6.8 Cooperation on Tax Matters.

(a) Each of Buyers and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Acquired Assets as is reasonably necessary for the filing of any Tax Return, the preparation for, or conduct of, any tax audit, or the prosecution or defense of any claim, suit or proceeding relating to any proposed tax adjustment relating to the Acquired Assets. Buyers and Seller shall keep all such information and documents received by them confidential unless otherwise required by Law. Buyers and Seller shall each execute and deliver such powers of attorney and other documents related to taxes as are reasonably necessary to carry out the intent of this Agreement.

(b) Buyers and Seller agree to retain or cause to be retained all books and records pertinent to the Acquired Assets until the applicable period for assessment of Taxes under Applicable Laws (giving effect to any and all extensions or waivers) has expired, and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide by all record retention agreements entered into with any taxing authority. Buyers and Seller agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, Buyers and Seller shall allow the requesting Party to take possession of such books and records.

6.9 Litigation Support. After the Closing Date, in the event and for so long as any Party actively is contesting or defending against any third-party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, the Acquired Assets or the Assumed Liabilities, the other Party agrees to (a) reasonably cooperate with the contesting or defending Party and its counsel in the defense or contest, (b) as applicable, make reasonably available its personnel and use Commercially Reasonable Efforts to provide testimony and to assist counsel in the defense or contest, and (c) provide reasonable access to its books and records as shall be necessary in connection with the defense or contest; all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under this Agreement).

ARTICLE 7

MILESTONES; PROFIT SHARING PAYMENTS

7.1 Milestone Payments. Buyers shall make milestone payments (“Milestone Payments”) to Seller up to a maximum aggregate amount of Fifteen Million Dollars ($15,000,000.00) in respect of the U.S. Territory and the ROW Territory, payable as follows:

(a) U.S. Territory. Neutron shall pay Seller a Milestone Payment in the amount of Eight Million Dollars ($8,000,000.00) within sixty (60) days of Marketing Approval of the Product in the U.S. if such approval occurs before the three (3) year anniversary of the Closing Date. Neutron shall pay Seller a Milestone Payment in the amount of Four Million Dollars ($4,000,000.00) within sixty (60) days of Marketing Approval of the Product in the U.S. if such approval occurs after the three (3) year anniversary of the Closing Date.

(b) ROW Territory. Neutron ROW will pay Seller (i) a Milestone Payment in the amount of Four Million Dollars ($4,000,000.00) within sixty (60) days of Marketing Approval of the Product by the EMEA or in any of the United Kingdom, France, Germany, or Italy, whichever to first occur, if such approval occurs before the four (4) year anniversary of the Closing Date, and (ii) a Milestone Payment in the amount of Three Million Dollars ($3,000,000.00) within sixty (60) days of Marketing Approval of the Product in Japan if such approval occurs before the five (5) year anniversary of the Closing Date. Neutron ROW will pay Seller (x) a Milestone Payment in the amount of Two Million Dollars ($2,000,000.00) within sixty (60) days of Marketing Approval of the Product by the EMEA or in the United Kingdom, France, Germany, or Italy, whichever to first occur, if such approval occurs after the four (4) year anniversary of the Closing Date, and (y) a Milestone Payment in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) within sixty (60) days of Marketing Approval of the Product in Japan if such approval occurs after the five (5) year anniversary of the Closing Date.

(c) Anything to the contrary herein notwithstanding, neither Buyer shall be obligated to make the Milestone Payments set forth in paragraphs (a) and (b) above if at such time the sale of the Product in the country where such Marketing Approval is obtained would be illegal due to a legal or regulatory constraint, provided that such Milestone Payments shall become due upon the date that such material legal or regulatory constraint is removed.

(d) In no event shall Seller be entitled to aggregate Milestone Payments of more than Fifteen Million Dollars ($15,000,000.00). It is understood and agreed by the Parties that each of the Milestone Payments set forth in paragraphs (a) and (b) above shall be due and payable one (1) time, upon the satisfaction of the applicable conditions set forth therein.

7.2 Profit Sharing and Royalty Payments.

(a) Following the Marketing Approval and commercial sale of the Product in a territory, Buyers shall make profit sharing and royalty payments to Seller in accordance with the following:

(i) U.S. Territory. Neutron shall pay Seller twenty-two percent (22.0%) of its Gross Margin in the U.S. Territory (the “U.S. Profit Sharing Payments”). The U.S. Profit Sharing Payments shall be payable on a quarterly basis and each such payment shall be made in arrears by Neutron to Seller within forty-five (45) days following the applicable fiscal quarter end of Neutron, subject to fiscal year end adjustments based on actual Gross Margin; provided that, Neutron will reduce each such U.S. Profit Sharing Payment by Forty percent (40%) until such time as the Profit Discount equals the Hurdle Amount in aggregate.

(ii) ROW Territory. Neutron ROW shall pay Seller the following percentages of its Net Sales in the ROW Territory (the “ROW Royalty Payments”):

(A)	Fifteen percent (15%) for Net Sales in the ROW Territory below One Hundred Million Dollars ($100,000,000.00);

(B)	Seventeen and one half percent (17.5%) for Net Sales in the ROW Territory from One Hundred Million Dollars ($100,000,000.00) to Two Hundred and Fifty Million Dollars ($250,000,000.00); and

(C)	Twenty percent (20%) for Net Sales in the ROW Territory above Two Hundred and Fifty Million Dollars ($250,000,000.00).

(D)	The ROW Royalty Payments shall be payable on a quarterly basis and each such payment shall be made in arrears by Neutron ROW to Seller within forty-five (45) days following the applicable fiscal quarter end of Neutron ROW.

Notwithstanding the foregoing Section 7.2(a)(ii), if Neutron ROW is required to pay any Third Party Technology Payment in respect of its Net Sales in the ROW Territory, any ROW Royalty Payment associated with such Net Sales shall be, without duplication, reduced by twenty-two percent (22%) of such Third Party Technology Payment.

(b) All U.S. Profit Sharing Payments shall be accompanied by a report setting forth the Gross Margins of the Product and their calculations during the applicable fiscal quarter of Neutron forming the basis of such U.S. Profit Sharing Payment. All ROW Royalty Payments shall be accompanied by a report setting forth the Net Sales of the Product and their calculations during the applicable fiscal quarter of Neutron ROW forming the basis of such ROW Royalty Payment.

(c) All U.S. Profit Sharing Payments and all ROW Royalty Payments paid under this Agreement shall be paid in Dollars by wire transfer in immediately available funds to an account designated by Seller. If any currency conversion shall be required in connection with any payment or accounting of costs and expenses under this Agreement, such conversion shall be made by using the exchange rate for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, on the last business day during the applicable fiscal quarter of either Neutron or Neutron ROW, as applicable forming the basis of such U.S. Profit Sharing Payment or ROW Royalty Payment.

7.3 Sale of Rights to the Product.

(a) Seller shall be entitled to a payment equal to Twenty-two percent (22%) of the Net Proceeds of any Sale Transaction; provided that, Buyers will reduce each such payment by Forty percent (40%) until such time as the Profit Discount equals the Hurdle Amount in aggregate.

(b) Buyers shall pay any payments due to Seller pursuant to Section 7.3(a) within ten (10) Business Days following the consummation of a Sale Transaction. Seller shall thereafter have no right to receive any payments under this Article 7 in respect of any part of the Product sold by Buyers.

7.4 Development and Sale of the Product.

(a) Buyers and Seller shall each use its Commercially Reasonable Efforts (i) to perform its development obligations as set forth in the Collaboration and Services Agreement, dated as of the Closing Date, between Seller and Buyers, and (ii) to cooperate in developing the Product and obtaining Marketing Approvals therefor, taking into account the normal times required to conduct such development and clinical work and any delays in such processes caused by Governmental Entities and other matters outside of such Party’s reasonable control. In furtherance of the foregoing, Buyers shall use their Commercially Reasonable Efforts to obtain regulatory approval for the Product in each of the United States, Europe (meaning the EMEA, United Kingdom, Germany, France or Italy) and Japan (each a “Major Market Country”) no less rapidly than would be reasonably expected of a typical research-based pharmaceutical company for a comparable product.

(b) Buyers shall use their Commercially Reasonable Efforts to market, distribute and sell the Product in each Major Market Country where it has obtained Marketing Approval for the Product.

(c) If the Steering Committee (as defined in the Collaboration Agreement) resolves to suspend further development activities with respect to the Product prior to the receipt of any Marketing Approval by Buyers, or such suspension occurs in fact for a period exceeding twelve (12) continuous months, the provisions of Section 9.4 shall apply.

7.5 Blocked Currency. With respect to any country where local currency is blocked and cannot be removed from the country, Seller shall have the right to elect for Neutron ROW to pay ROW Royalty Payments under Section 7.2 in such country in local currency, into a bank account designated by Seller. If Seller does not so elect, then Neutron ROW’s obligation to pay ROW Royalty Payments under Section 7.2 shall be limited to the extent that Neutron ROW’s does not receive convertible currency in consideration of Net Sales in respect of such country. Neutron ROW shall use its commercially reasonable efforts to receive convertible currency or to utilize blocked currency in its own operations in such country. If and when such convertible currency is received or such utilization is effected, Neutron ROW shall pay to Seller, against the balance of any ROW Royalty Payments owing in respect of Net Sales in such country, Dollars up to an amount equal to ROW Royalty Payments due in respect of such received convertible currency or such utilization plus any accrued interest for such delayed payment determined at the rate determined in accordance with Section 7.8.

7.6 Records and Audit.

(a) Each Buyer and its Affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Seller pursuant to this Article 7. Such books of account shall be kept at each Buyer’s principal place of business or the principal place of business of the appropriate Affiliate of Buyers to which this Agreement relates. Such books and the supporting data in respect of the Product shall be open, at all reasonable times and upon reasonable notice, so long as Seller is entitled to payments under Section 7.2 and for one (1) year after the termination of Seller’s rights under Section 7.2, to the inspection by a firm of certified public accountants selected by Seller and reasonably acceptable to Buyers, for the limited purpose of verifying each Buyer’s reports pursuant to Section 7.2; provided, however, that such examination shall not take place more often than once each calendar year and shall not cover more than the preceding three (3) calendar years, with no right to audit any period previously audited. Any pending audit or dispute shall toll the running of such examination periods until the resolution of the matter in issue.

(b) Except as otherwise provided in this Section 7.6, the cost of any such examination shall be paid by Seller. In the event that any such inspection reveals a deficiency in excess of five percent (5%) of the reported U.S. Profit Sharing Payments and ROW Royalty Payments for the period covered by the inspection, Buyers shall promptly pay Seller the deficiency, plus interest at the rate determined in accordance with Section 7.7, and shall reimburse Seller for the fees and expenses paid to such accountants in connection with their inspection. The Parties agree that neither Party shall be required to retain books and records with respect to this Section 7.6 other than books and records relating to the preceding three (3) calendar years.

7.7 Withholding of Taxes. All payments made by Buyers under this Agreement shall be made free and clear of and without deduction for or on account of any withholding tax or similar tax. If Buyers are required to make a payment subject to a deduction of tax or withholding tax, the sum payable by Buyers (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Seller receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

7.8 Interest. If either Party fails to make any payment due under this Article 7 when it is due, then such late payment shall bear interest at a rate equal to four percent (4%) above the then-applicable prime commercial lending rate of Citibank, N.A. San Francisco, California (or the maximum amount permitted by law, if less) from the date first due until the date paid.

ARTICLE 8

CLOSING CONDITIONS

8.1 Conditions to the Obligations of Seller. The obligations of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:

(a) The representations and warranties of Buyers contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except to the extent that such representations and warranties are qualified by terms such as “material,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date.

(b) Each Buyer shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Seller shall have received all of the agreements, documents and other items specified in Section 3.2.

(d) No Law, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity or other third party, including any shareholder of Seller, shall have been commenced (and be pending) against either Party, their Affiliates, or any of their officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

(e) All consents and approvals of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not have a Material Adverse Effect or a material and adverse effect on Buyers’ ability to consummate the transactions contemplated hereby.

8.2 Conditions to the Obligations of Buyers. The obligations of Buyers to effect the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyers:

(a) The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date.

(b) Seller shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Buyers shall have received all of the agreements, documents and other items specified in Section 3.3.

(d) No Law, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity or other third party, including any shareholder of Seller, shall have been commenced (and be pending) against either Party, their Affiliates, or any of their officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

(e) All consents and approvals of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not have a Material Adverse Effect.

(f) During the period from the date hereof to the Closing Date, no event shall have occurred or be continuing (including any litigation or change in the financial or business condition of Seller or Buyers) which has had or could reasonably be expected to have a Material Adverse Effect.

(g) Seller shall have provided Buyers with a certificate pursuant to Treas. Reg. §§1.897-2(h) and 1.1445-2(c)(3) (in the form satisfactory to the Sellers) to the effect that Seller is not, and has not been at any time during the previous five years, a United States real property holding corporation within the meaning of Section 897 of the Code. Such certificate shall be signed by a duly authorized officer of Seller under penalties of perjury and dated as of the Closing Date. In connection with such certification, Seller shall comply with the notification requirements of Treas. Reg. §1.897-2(h)(2).

(h) Seller shall have provided an executed side letter in form and substance reasonably satisfactory to Buyers releasing any liens on the Acquired Assets arising under the loan and security agreement dated August 16, 2005 between Seller and Comerica Bank.

(i) Seller shall have provided a letter in a form reasonably satisfactory to Buyers from the FDA confirming that a Special Protocol Assessment has been granted with respect to Seller’s ongoing Phase III clinical trial for XERECEPT®.

(j) All documents, certificates and other instruments to be delivered to Buyers hereunder shall be reasonably satisfactory, in form and substance, to Buyers.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. Subject to Article 8, this Agreement shall take effect on the date hereof and, unless terminated earlier pursuant to Sections 9.2 or 9.3, shall terminate when all claims of all patents included in the Acquired Intellectual Property have expired or have been abandoned or invalidated with no further right of appeal (the “Term”).

9.2 Termination for Material Breach. If either Party commits a material breach of this Agreement, including any failure to make a payment when due, and such breach is not cured within thirty (30) days in the case of any failure to make a payment when due, or ninety (90) days in all other cases, after written notice thereof by the non-breaching Party (the “Notice Period”), or if such breach is incapable of cure during the Notice Period, the breaching Party fails to make good faith efforts to cure such breach during the Notice Period, then, in each such case the non-breaching Party may terminate this Agreement upon expiration of the Notice Period.

9.3 Termination for Buyer Insolvency. If either Buyer:

(a) makes a general assignment for the benefit of its creditors or becomes insolvent;

(b) files an insolvency petition in bankruptcy;

(c) petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets;

(d) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors; or

(e) becomes a party to any proceeding or action of the type described above in (c) or (d), and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then, in each case, Seller may by written notice terminate this Agreement in its entirety with immediate effect.

9.4 Reversion of Rights. If (i) Seller validly terminates this Agreement pursuant to Sections 9.2 or 9.3, or (ii) the Steering Committee resolves to suspend further development of the Product, or such suspension occurs in fact for a period exceeding twelve (12) continuous months, as contemplated by Section 7.4(c), then, subject to Section 9.6, Seller may, by written notice to Buyers within sixty (60) days, require the following:

(a) all of Buyers’ rights to the (i) Acquired Intellectual Property, any improvements thereto, and all other Acquired Assets, (ii) the Collaboration Inventions (as defined in the Collaboration Agreement), and (iii) all books, records, notes, filings, materials, Marketing Approvals and other authorizations, licenses and permits relating to the Products, shall promptly be transferred to Seller;

(b) Buyers shall act in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transfers contemplated by Section 9.4(a) and to cooperate with Seller or its designee in connection with the foregoing;

(c) Seller shall have the right to develop, make, offer for sale, sell, distribute and otherwise deal in and exploit the Product anywhere in the Territory, subject only to the payment to Buyers of a royalty of nine percent (9%) of Net Sales of the Product by Seller or its designees, Affiliates, transferees or sub-licensees. From and after any assignment contemplated by Section 9.4(a), Seller shall, mutatis mutandis, be subject to obligations corresponding to Buyers’ obligations pursuant to Sections 7.2(c), 7.6, 7.7, 7.8 and 10.3(a)(iii), provided, however, that Seller shall not be liable for any Assumed Liabilities arising prior to the date of such assignment. The royalty payments contemplated by this Section 9.4(c) shall be payable on a quarterly basis to such account or accounts as are designated by Buyer and each such payment shall be made in arrears by Seller to Buyers within forty-five (45) days following the applicable fiscal quarter end of Seller; and

(d) Anything to the contrary herein notwithstanding, this Section 9.4 shall terminate and have no further force or effect from and after a Sale Transaction.

9.5 Specific Performance. Each Party acknowledges that its failure to comply with its obligations under Section 9.4 would damage the other Party irreparably and that the other Party could not be made whole by monetary damages in the event any of such Party’s breach of Section 9.4. Therefore, each Party agrees to the granting of specific performance of Section 9.4 and injunctive or other equitable relief in favor of the other Party as a remedy for any such breach, in addition to any other remedy to which Seller may be entitled, at law or in equity.

9.6 Surviving Obligations. Upon the expiration or early termination of this Agreement and except as expressly provided to the contrary herein, all rights and obligations of the Parties shall cease, except for the following obligations, which shall continue (subject to the applicable statute of limitations):

(a) any cause of action or claim of Seller or Buyers, whether accrued or to accrue because of any breach or default by the other Party prior to the expiration or early termination of this Agreement;

(b) the provisions of Articles and Sections 1, 6.4, 6.5, 6.6, 7.6, 9.4, 9.5, 9.6, 10, and 11; and

(c) the provisions of Sections 7.2 and 7.3, provided, and to the extent, that, Buyers have a continuing right to sell Products in any jurisdiction in the Territory where there exists at least one (1) claim of a patent included in the Acquired Intellectual Property that has not expired or been abandoned or invalidated with no further right of appeal.

ARTICLE 10

INDEMNIFICATION

10.1 Survival. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements, and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue in full force and effect indefinitely or until all obligations set forth therein shall have been performed and satisfied. Notwithstanding the foregoing, (a) the representations and warranties contained in Sections 4.1, 4.2, 5.1 and 5.2 of this Agreement shall survive the Closing and continue in full force and effect indefinitely; (b) the representations and warranties of Seller contained in Sections 4.7 and 4.13 of this Agreement shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations (including any extensions or waivers thereof); and (c) all other representations and warranties contained herein shall survive the Closing and continue in full force and effect until January 15, 2007; provided, however, that in all cases, representations and warranties in respect of which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such indemnification claim until the final disposition thereof.

10.2 Indemnification Obligation of Seller.

(a) Seller shall indemnify each Buyer, its Affiliates and their respective stockholders, officers, directors, employees, agents, representatives and successors and assigns (each a “Buyer Indemnitee” and, collectively the “Buyer Indemnitees”) in respect of, and save and hold each Buyer Indemnitee harmless against and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred, any Losses which any Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(i) any facts or circumstances which constitute a misrepresentation or breach of any representation or warranty made by Seller set forth in this Agreement (including the Schedules hereto) or any certificate, document or instrument to be delivered by Seller pursuant to this Agreement;

(ii) any non-fulfillment or breach of any covenant of Seller set forth in this Agreement; or

(iii) any Excluded Liabilities.

(b) Notwithstanding the foregoing, (i) Seller shall not be required to indemnify Buyer Indemnitees in respect of any Losses any Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 10.2(a)(i) above unless and until the aggregate of all such Losses exceeds $100,000 (the “Minimum Threshold”), at which point Seller will be obligated to indemnify Buyer Indemnitee for all such Losses, from and including the first Dollar thereof and (ii) in no event shall Seller be obligated to indemnify

Buyer Indemnitees in respect of any Losses any Buyer Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 10.2(a)(i) in excess of an amount equal to the Purchase Price, the aggregate (the “Indemnification Cap”). Notwithstanding any other provision of this Section 10.2, the Minimum Threshold and the Indemnification Cap shall not apply with respect to any Loss any Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of (x) any breach of Sections 4.1, 4.2 or 4.13 or (y) the fraud or the willful misconduct on the part of Seller. For the purpose of determining the existence of any breach of a representation or warranty and for measuring Losses or for satisfying the Minimum Threshold, to the extent that such representation or warranty is qualified by reference to “materiality” or Material Adverse Effect, such representation or warranty shall be deemed not to contain such qualifier.

(c) Seller acknowledges that the agreement contained in this Article 10 is an integral part of the transactions contemplated by this Agreement and that, without such agreement, Buyers would not enter into this Agreement; accordingly, if Seller fails to pay promptly any amounts due from Seller pursuant to this Section 10.2 and in order to obtain such amounts, Buyers commence a suit against Seller to collect the amounts provided for herein, if Buyers succeed in such action or proceeding, Seller shall pay to Buyers its reasonable costs and expenses (including reasonable fees of attorneys and other professionals) in connection with such suit.

10.3 Indemnification Obligation of Buyers.

(a) Buyers will indemnify Seller and its affiliates, stockholders, officers, managers, directors, employees, agents, representatives and successors and assigns (collectively, the “Seller Indemnitees”) in respect of, and save and hold each Seller Indemnitee harmless against any Losses which such Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(i) any facts or circumstances which constitute a misrepresentation or breach of any representation or warranty by Buyers set forth in this Agreement or any certificate document, or instrument to be delivered by Buyers pursuant to this Agreement;

(ii) any non-fulfillment or breach of any covenant or agreement of Buyers set forth in this Agreement; or

(iii) the Assumed Liabilities.

(b) Notwithstanding the foregoing, (i) Buyers shall not be required to indemnify Seller Indemnitees in respect of any Losses any Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 10.3(a)(i) above unless and until the aggregate of all such Losses exceeds $100,000, at which point Buyers will be obligated to indemnify Seller Indemnitees for all such Losses, from and including the first Dollar thereof, (ii) in no event shall Buyers be obligated to indemnify Seller Indemnitees in respect of any Losses any Seller Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 10.3(a)(i) in excess of the Purchase Price and (iii) in no event shall Buyer be obligated to indemnify Seller Indemnitees in respect of any Losses any Seller Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 10.3(a) to the extent that such occurrence constitutes a misrepresentation or breach by Seller of any obligation, covenant, representation or warranty contained in this Agreement or any other Transaction Document, it being understood that, solely for purposes of this clause (iii), the survival period of Seller’s representations and warranties shall be indefinite and not limited pursuant to Section 10.1 or otherwise. Notwithstanding any other provision of this Section 10.3, the threshold and the limitation set forth in this Section 10.3(b) shall not apply with respect to any Loss any Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of (x) any breach of Sections 5.1 or 5.2 or (y) the fraud or the willful misconduct on the part of Buyers.

10.4 Indemnification Procedures.

(a) Any Person making a claim for indemnification pursuant to Section 10.2 or 10.3 above (each, an “Indemnified Party”) must give the party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by any Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 10.2 or 10.3 above, as applicable, except to the extent that such failure or delay actually harms the Indemnifying Party.

(b) With respect to the defense of any Proceeding against or involving an Indemnified Party in which any Person in question seeks only the recovery of a sum of money (and not for injunctive or equitable relief) for which indemnification is provided in Section 10.2 or 10.3 above, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel approved by the Indemnified Party, such approval not to be unreasonably withheld or delayed.

(c) Notwithstanding Section 10.4(b) above: (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear the fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense) and (ii) the Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:

(i) an adverse determination of such Proceeding would be reasonably likely to have a material and adverse effect upon the Indemnified Party’s business;

(ii) the Indemnified Party reasonably believes that there exists a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding; or

(iii) the Indemnified Party reasonably believes that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim following written notice and a thirty (30) day opportunity to cure.

(d) the Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold, delay or condition) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding; provided that any such settlement shall provide for the full release of all claims against each Indemnified Party.

10.5 Payment. Upon the determination of the liability under this Article 10 or otherwise between the parties or by judicial proceeding, the appropriate party shall pay to the other, as the case may be, within ten (10) Business Days after such determination, the amount of any claim for indemnification made hereunder. All amounts not paid when due under this Article 10 will accrue interest, payable on demand, at a rate equal to the lesser of (i) eighteen percent (18%) per annum and (ii) the maximum rate allowable under applicable Law, from the date due until paid in full and each paying party will pay the other party’s reasonable and documented out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) incurred in attempting to collect any such amounts.

10.6 Adjustment for Insurance. The amount of indemnity payable under Section 10.2 or Section 10.3 shall be calculated after giving effect to any net proceeds actually received from insurance policies covering the Loss that is the subject of the claim for indemnity, net of any increase in premium as a result of such claim and reasonable expenses incurred in pursuing such claim.

ARTICLE 11

GENERAL PROVISIONS

11.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.

11.2 Waiver of Compliance; Consents. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition contained herein may be waived by the Party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by confirmed facsimile transmission, confirmed courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties as follows:

If to Buyers:

c/o Celtic Pharma Management L.P.

Wessex House

45 Reid Street, 4th Floor

Hamilton HM 12

Bermuda

Attention: General Counsel

Facsimile No.: +441-299-7441

with copies to:

Celtic Pharma

110 East 59th Street

Suite 3303

New York, NY 10022

Attention: General Counsel

Facsimile No.: 212-668-3370

and

Mayer, Brown, Rowe & Maw LLP

1675 Broadway

New York, NY 10019

Attention: Philip O. Brandes

Facsimile No.: 212-262-1910

If to Seller:

Neurobiological Technologies, Inc.

2000 Powell St.

Suite 800

Emeryville, CA 94608

Attention: President and CEO

Facsimile No.: 510-595-6006

with a copy to:

Heller Ehrman LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, CA 92122

Attention: Stephen C. Ferruolo

Facsimile No.: 858-587-5930

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

11.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other person except the Parties hereto any rights or remedies hereunder; provided, however, that (a) each Buyer may assign any or all of its rights, interests and obligations hereunder to any of its Affiliates (provided that no such assignment to an Affiliate shall relieve assignor of its obligations hereunder); and provided further, that each Buyer may assign its rights and delegate its obligations hereunder to (i) any Person in connection with a sale of all or substantially all of the Acquired Assets, or a merger or similar transaction (ii) any Person who acquires all of the capital stock of either Buyer, or (iii) any Person providing financing to either Buyer or its Affiliates; and (b) Seller may (i) assign or delegate any or all of its rights, interests and obligations hereunder to any of its Affiliates (provided that no such assignment to an Affiliate shall relieve assignor of its obligations hereunder) or to a successor by way of a sale of all or substantially all of the assets of Seller, or a merger or similar transaction and (ii) assign any of its rights to payment hereunder to any Third Party. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and permitted assigns.

11.5 Specific Performance. Each of the Parties acknowledge and agree that the other Party would be damaged irreparably and could not be made whole by monetary damages in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each Party agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the other Party as a remedy for any such breach, in addition to any other remedy to which it may be entitled, at law or in equity.

11.6 JURISDICTION OF DISPUTES; WAIVER OF JURY TRIAL. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 11.6 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK; (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) DESIGNATE, APPOINT AND DIRECT CT CORPORATION SYSTEM AS ITS AUTHORIZED AGENT TO RECEIVE

ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE STATE OF NEW YORK; (E) AGREE TO NOTIFY THE OTHER PARTIES TO THIS AGREEMENT IMMEDIATELY IF SUCH AGENT SHALL REFUSE TO ACT, OR BE PREVENTED FROM ACTING, AS AGENT AND, IN SUCH EVENT, PROMPTLY TO DESIGNATE ANOTHER AGENT IN THE CITY OF NEW YORK, SATISFACTORY TO SELLER AND BUYERS, TO SERVE IN PLACE OF SUCH AGENT AND DELIVER TO THE OTHER PARTY WRITTEN EVIDENCE OF SUCH SUBSTITUTE AGENT’S ACCEPTANCE OF SUCH DESIGNATION; (F) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.3 FOR COMMUNICATIONS TO SUCH PARTY; (G) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (H) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

11.7 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

11.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.10 Captions. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

11.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

11.12 Entire Agreement. This Agreement, including the documents, schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions.

11.13 Independent Contractors. It is understood and agreed that the Parties are independent contractors and nothing contained in this Agreement is intended to make either Party a general or special agent, legal representative, joint venturer, partner or employee of the other or otherwise as participants in a joint or common undertaking for any purpose. Personnel supplied by a Party shall work for that Party and shall not, for any purpose, be considered as partners, joint venturers, employees or agents of the other Party. Each Party assumes full responsibility for the acts of its personnel while performing services hereunder and shall be responsible solely for their supervision, direction and control, compensation, benefits and taxes. Neither party has, expressly or by implication, or may represent itself as having, directly or indirectly, any authority to act for or on behalf of the other Party or to make contracts or enter into any agreements in the name of the other party, or to obligate or bind the other party in any manner whatsoever.

[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Paul E. Freiman
	Name:	Paul E. Freiman
	Title:	President & Chief Executive Officer

NEUTRON LTD.

By:	/s/ Stephen Evans-Freke
	Name:	Stephen Evans-Freke
	Title:	Managing Director

NEUTRON ROW LTD.

By:	/s/ Stephen Evans-Freke
	Name:	Stephen Evans-Freke
	Title:	Managing Director